Exhibit 10.16
FORBRIGHT, INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Section 1.	Purpose and Effective Date
The name of the Plan is the Forbright, Inc. Non-Employee Director Deferred Compensation Plan. The purpose of the Plan is to provide the non-employee members of the Board of Directors (the “Board”) of Forbright, Inc., a Delaware corporation (the “Company”), with a means to defer compensation earned as a member of the Board.
The Plan is effective as of the date that the registration statement on Form S-1 that is filed by the Company with respect to its initial public offering covering the offer and sale by the Company of its Common Stock is declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”).

Section 2.	Definitions
(a)“Annual Equity RSU Account” means an account maintained for each Director for Annual Equity RSUs.
(b)“Annual Equity RSU Award Agreement” means the award agreement which sets forth the terms and conditions of an Annual Equity RSU grant.
(c)“Annual Equity RSUs” means the annual RSU award granted to a Director for serving as a member of the Board.
(d)“Cash Compensation” means any compensation payable to a Director in cash for serving as a member of the Board, but excluding any expense reimbursements.
(e)“Common Stock” means the common stock of the Company.
(f)“Deferred Cash Account” means an account maintained pursuant to Section 6(a).
(g)“Deferred Compensation Account” means, collectively, a Director’s Deferred Cash Account and Deferred RSU Account.
(h)“Deferred RSU Account” means an account maintained pursuant to Section 6(b).
(i)“Deferred RSUs” means RSUs credited to a participant’s Deferred RSU Account by deferral of Cash Compensation.
(j)“Director” means any member of the Board who is not an officer or employee of the Company or a subsidiary of the Company.
(k)“Director Compensation” means a Director’s Cash Compensation and Annual Equity RSUs.

(l)“Market Value” on a specific date means the closing price of a share of Common Stock on The Nasdaq Stock Market on such date, or on the trading day preceding such date if such date is not a trading day.
(m)“Omnibus Incentive Plan” means the Forbright, Inc. 2026 Omnibus Incentive Plan, as amended and restated from time to time. The term “Omnibus Incentive Plan” shall also automatically apply to any successor plan to the Forbright, Inc. 2026 Omnibus Incentive Plan and to any new stock plan adopted by the Company under which Directors are eligible to be granted restricted stock units.
(n)“Plan” means this Forbright, Inc. Non-Employee Director Deferred Compensation Plan, as amended and restated from time to time.
(o)“Plan Administrator” means the Administrator as defined in the Omnibus Incentive Plan and shall include any employee of the Company to whom the Administrator has delegated certain administrative functions related to the operation and maintenance of the Plan.
(p)“Plan Year” means a calendar year.
(q)“RSU” means a stock-settled restricted stock unit granted under the Omnibus Incentive Plan.
(r)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
(s)“Separation from Service” means a “separation from service” within the meaning of Section 409A.

Section 3.	Eligibility
Each person who is or becomes a Director on or after the Effective Date is eligible to participate in the Plan. In the event of a Director’s Separation from Service, he or she shall have no further rights to make elections hereunder.

Section 4.	Election Options
Subject to the terms of the Plan, a participant may elect for the subsequent Plan Year:
(a)to defer receipt of all or a portion of such participant’s Cash Compensation, in the form of cash or Deferred RSUs;
(b)the form and timing of deferred compensation payments;
(c)to defer receipt of Common Stock with respect to Annual Equity RSUs; and
(d)the duration of the deferral of shares of Common Stock with respect to Annual Equity RSUs.

Section 5.	Election to Defer
(a)Normal Time of Deferral Elections. Election options for a Plan Year shall be made no later than the date specified by the Plan Administrator (which shall be not later than the last day of the Plan Year preceding the Plan Year in which the applicable Cash Compensation is paid and the Annual Equity RSUs are granted) by completing and filing a deferral election form with the Company on a form provided by the Company from time to time, and shall be effective for Director Compensation earned or granted in the following Plan Year, and for subsequent years in accordance with Section 5(d).
(b)Initial Deferral Elections by New Directors. Notwithstanding the foregoing, initial deferral elections may be made by a Director nominee (who is not at the time of nomination a sitting Director) prior to or within 30 days following the date the nominee commences service as a Director and such election shall be effective for Director Compensation earned or granted following the later of (1) the date the nominee commences service as a Director and (2) the date the election form is provided to the Company.
(c)Manner of Electing Deferral. A participant may make the elections as described in Section 4 within the time periods prescribed under this Section 5 by giving written notice to the Company on a deferral election form provided by the Company from time to time, which notice shall specify: (1) the category and the percentage of Director Compensation to be deferred, (2) whether or not the deferral of the Cash Compensation that is otherwise payable in cash is to be deferred and converted into Deferred RSUs, (3) the specified date or year that payment of the deferred amount will commence, and (4) the form of the distribution for the deferral.
(d)Duration and Effect of Election. Elections shall become effective and binding on the participant once the Plan Year to which the election applies has commenced and, except as provided by this paragraph, once made, is irrevocable and may not be changed. An election to defer Director Compensation for a Plan Year may be canceled upon demonstration of an “unforeseeable emergency” (within the meaning of Section 409A) and with the concurrence of the Chairman of the Board. Elections will carry over to subsequent years until or unless a new election form is submitted pursuant to this Section 5.

Section 6.	Deferral of Cash Compensation
A participant may allocate Cash Compensation as provided below.
(a)Deferred Cash Account. All or a portion of a participant’s Cash Compensation may be deferred and allocated by a participant into a Deferred Cash Account. Any amount of Cash Compensation allocated into the Deferred Cash Account shall be credited to the participant’s Deferred Cash Account on the date such Cash Compensation would otherwise have been paid to the participant absent a deferral and no interest will be accrued for such deferred amount prior to a distribution pursuant to Section 8, unless otherwise determined by the Plan Administrator from time to time in its discretion, subject to compliance with applicable laws.
(b)Deferred RSU Account. All or a portion of a participant’s Cash Compensation may be deferred and allocated by a participant into a Deferred RSU Account in the form of Deferred RSUs granted on the date such Cash Compensation would otherwise have been paid to the participant absent a deferral. On the applicable date, the Company shall credit to the Deferred RSU Account a number of RSUs equal to the applicable amount of deferred Cash Compensation, divided by the Market Value on such date (or on the trading day preceding such date if such date is not a trading day), which number shall be rounded to the nearest whole number of RSUs. No fractional RSUs will be credited to a participant’s Deferred RSU Account.

Section 7.	Deferral of Annual Equity RSUs
All or a portion of a participant’s Annual Equity RSUs may be deferred beyond their vesting date and allocated by a participant into an Annual Equity RSU Account. Such Annual Equity RSUs shall continue to be subject to vesting or other forfeiture restrictions as set forth in the Annual Equity RSU Award Agreement, and any deferral election made pursuant to Section 5.

Section 8.	Period of Deferral; Timing and Form of Payments
(a)Period of Deferral. A participant may elect to receive payment from the participant’s Deferred Compensation Account and Annual Equity RSU Account upon a specified year or a specific date or dates or a specified event in the future as set forth in the election form.
(b)Timing of Payments. Any deferred amounts under this Plan to be paid on a Separation from Service shall be paid, or payments shall commence, upon or within 30 days following such Separation from Service. Any deferred amounts under this Plan to be paid on (i) a specified date shall be paid, or payments shall commence, within 30 days after such specified date and (ii) a specified year shall be paid, or payments shall commence, within 30 days after the beginning of the year specified. Notwithstanding the foregoing, if an elected payment date occurs prior to the applicable vesting date, the corresponding payment from the participant’s Annual Equity RSU Account will be made as soon as practicable following such vesting date. In no event will any payment from the participant’s Annual Equity RSU Account be made prior to the applicable vesting date.
(c)Form of Payments. A participant will receive payment from the participant’s Deferred Compensation Account and Annual Equity RSU Account in a lump sum, unless otherwise determined by the Plan Administrator from time to time in its discretion. All amounts in a participant’s Deferred Cash Account shall be paid in cash and, unless otherwise determined by the Plan Administrator, all amounts in a participant’s Deferred RSU Account and Annual Equity RSU Account shall be paid in shares of Common Stock (with one share issued for each Deferred RSU, subject to adjustments under Section 9).

Section 9.	Adjustments
The type and number of securities underlying the RSUs in the participant’s Deferred RSU Account and/or Annual Equity RSU Account shall be subject to appropriate adjustments, as determined by the Plan Administrator, in accordance with the Omnibus Incentive Plan.

Section 10.	Death, Disability or Unforeseeable Emergency Prior to Receipt
If a participant dies or becomes “disabled” (within the meaning of Treas. Reg. Section 1.409A-3(i)(4)) prior to receipt of the amounts payable to the participant pursuant to the Plan, any amounts remaining in such participant’s Deferred Compensation Account and/or Annual Equity RSU Account shall be paid to the participant (or the participant’s estate or personal representative, as applicable) in a lump sum within 60 days following the date of the participant’s death or disability, provided that in no event may the participant (or the participant’s estate or personal representative, as applicable), directly or indirectly, designate the calendar year in which payment is made.
If a participant experiences an “unforeseeable emergency” within the meaning of Section 409A prior to receipt of the amounts payable to the participant pursuant to the Plan, subject to compliance with Section 409A and the Plan Administrator’s reasonable request for such additional information as may be reasonably required to determine whether an unforeseeable emergency exists or the amount of the emergency, the participant shall be permitted to withdraw all or a portion of his or her Deferred Compensation Account in the form of an immediate single-sum payment by providing the Plan Administrator a written representation that (a) the emergency cannot be relieved by insurance or other reimbursement reasonably available to the participant, (b) the emergency can only be relieved by liquidation of the participant’s assets and any such liquidation would itself result in severe damage or injury to the participant, (c) the participant has no reasonable borrowing capacity to relieve the emergency, and (d) the emergency cannot be relieved by cessation of the participant’s deferrals under this Plan.

Section 11.	Participant’s Rights Unsecured
The Plan constitutes an unfunded, unsecured promise of the Company to make distributions in the future of the amounts deferred under the Plan and is intended to constitute a nonqualified deferred compensation plan that is unfunded for tax purposes. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind, a fiduciary relationship between the Company and any Director or any other person. No special or separate fund shall be established or other segregation of assets made to assure payment of deferred amounts hereunder. No Director or any other person shall have any preferred claim on, or beneficial ownership interest in, any assets of the Company prior to the time that deferred amounts are paid to the Director as provided herein. The rights of a Director to receive benefits from the Company shall be no greater than any general unsecured creditor of the Company.

Section 12.	Assignability
No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or by the laws of descent and distribution. A participant may not sell, assign, transfer, pledge or otherwise encumber any interest in the participant’s Deferred Compensation Account or Annual Equity RSU Account and any attempt to do so shall be void against, and shall not be recognized by, the Company.

Section 13.	Administration
The Plan shall be administered by the Plan Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan and interpret, construe and implement the provisions of the Plan.

Section 14.	Section 409A; Governing Law
The Plan is intended to comply with Section 409A and any regulations and guidance thereunder and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Notwithstanding anything to the contrary in the Plan, to the extent that any distribution or payment that is distributable or payable upon a Separation from Service would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the distribution or payment shall instead be made on the first business day after the date that is six months following such Separation from Service (or upon the participant’s death, if earlier). Each payment made under this Plan shall be treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representation to any participant that the Plan or any payment thereunder complies with Section 409A. If this Plan fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Director by Section 409A, and the Director shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.
The laws of the State of Delaware shall govern all questions of law arising with respect to the Plan, without regard to the choice of law principles of any jurisdiction that would result in the application of the laws of another jurisdiction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

Section 15.	Service as a Director
Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate (a) the Company to nominate a Director for reelection or to continue to retain a Director; or (b) a Director to agree to be nominated for reelection or to continue to serve on the Board.

Section 16.	Amendment
The Plan may at any time or from time to time be amended, modified or terminated by the Company. No amendment, modification or termination shall, without the consent of the participant, adversely affect accruals in such participant’s Deferred Compensation Account or Annual Equity RSU Account, except that the Plan Administrator may terminate the Plan and distribute the holdings in the Deferred Compensation Account and Annual Equity RSU Account to participants in accordance with and subject to the rules of Treas. Reg. Section 1.409A-3(j)(4)(ix), or successor provisions, and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution. The Plan Administrator may delegate to a committee consisting of at least three employees of the Company the authority to make technical amendments to the Plan.